Registration Statement No. 333-217200

Filed Pursuant to Rule 433

Pricing Term Sheet

Dated October 16, 2019

Bank of Montreal

US$500,000,000

Senior Medium-Term Notes, Series E

consisting of

US$500,000,000 2.050% Senior Sustainability Notes due 2022

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	2.050% Senior Sustainability Notes due 2022 (the “Notes”)

Aggregate Principal Amount Offered:	US$500,000,000

Maturity Date:	November 1, 2022

Price to Public:	99.883%, plus accrued interest, if any, from October 21, 2019.

Underwriting Commission:	0.250% per Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$498,165,000

Coupon:	2.050%

Interest Payment Dates:	May 1 and November 1 of each year, beginning on May 1, 2020. Interest will accrue from October 21, 2019 (long first coupon).

Regular Record Dates:	April 16 and October 17

Benchmark Treasury:	UST 1.375% due October 15, 2022

Benchmark Treasury Yield:	1.560%

Spread to Benchmark Treasury:	T + 53 basis points

Re-offer Yield:	2.090%

Trade Date:	October 16, 2019

Settlement Date:	October 21, 2019; T+3

Redemption Provisions:	The Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The Notes are subject to bail-in conversion under the Canadian bail-in regime.

Use of Proceeds:	The Bank will use an amount equivalent to the net proceeds to the Bank from the sale of the Notes to finance or re-finance project finance loans, general corporate finance loans or equity investments that support the achievement of the United Nations Sustainable Development Goals and the global transition to a lower carbon economy.

CUSIP:	06367WRC9

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. BNP Paribas Securities Corp. Citigroup Global Markets Inc. HSBC Securities (USA) Inc.

Co-Managers:

Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Desjardins Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

National Bank of Canada Financial Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

The Notes are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes more than two business days prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Certain of the underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority, Inc.

The Bank has filed a registration statement (File No. 333-217200) (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-866-864-7760, BNP Paribas Securities Corp. toll free at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or HSBC Securities (USA) Inc. toll free at 1-867-811-8049.

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